April 26, 2010

Niska Gas Storage Partners LLC

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Ladies and Gentlemen:

Re:                             Niska Gas Storage Partners LLC Registration Statement on Form S-1

We have acted as Canadian counsel to Niska Gas Storage Partners LLC (the “Company”), a limited liability company organized pursuant to the laws of the State of Delaware, and its affiliates with respect to certain legal matters in connection with the offer and sale of common units representing membership interests in the Company. We have also participated in the preparation of a Registration Statement on Form S-1 and the amendments thereto being collectively referred to herein as the “Registration Statement” to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the headings “Business — Taxation — Canadian Taxation” and “Material Canadian Federal Income Tax Consequences to Unitholders” in the Registration Statement.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion (“Opinion”) with respect to the matters set forth therein as of the effective date (the “Effective Date”) of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which legal conclusions are not provided is an accurate discussion of such Canadian federal income tax matters (except for representations and statements of fact by the Company and its affiliates included in the Discussion, as to which we express no opinion).

Our Opinion is based upon the Income Tax Act (Canada) (the “Act”) and the regulations thereunder (the “Regulations”), applicable case law and the current published administrative and assessing practices and policies of the Canada Revenue Agency, all in effect as of the Effective Date. Our Opinion also takes into account all proposals to amend the Act or the Regulations which have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the Effective Date (the “Tax Proposals”), although no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. Our Opinion does not otherwise take into account or anticipate any changes in law, whether by way of legislative, administrative or governmental decision or action, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations.

Since the Opinion is given as at the Effective Date, reliance on the Opinion after the Effective Date shall be subject to the assumption that there is and has been no change in the law or the factual matters on which the Opinion is based. Furthermore, we have not considered and render no opinion on any aspect of law other than as expressly set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP